TYSON FOODS DELIVERS SOLID THIRD QUARTER EARNINGS GROWTH
DESPITE CHALLENGING MARKET CONDITIONS

Springdale, Arkansas – August 6, 2018 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies and a recognized leader in protein with leading brands including Tyson, Jimmy Dean, Hillshire Farm, Ball Park, Wright, Aidells, ibp and State Fair, today reported the following results:

(in millions, except per share data)	Third Quarter		Nine Months Ended
	2018	2017	2018	2017
Sales	$10,051	$9,850	$30,053	$28,115
Operating Income	802	697	2,227	2,250

Net Income	542	448	2,490	1,383
Less: Net Income Attributable to Noncontrolling Interests	1	1	3	3
Net Income Attributable to Tyson	$541	$447	$2,487	$1,380

Net Income Per Share Attributable to Tyson	$1.47	$1.21	$6.72	$3.72

Adjusted¹ Operating Income	$816	$756	$2,460	$2,361

Adjusted¹ Net Income Per Share Attributable to Tyson	$1.50	$1.28	$4.58	$3.88
1 Adjusted operating income and adjusted net income per share attributable to Tyson, or Adjusted EPS, are non-GAAP financial measures and are explained and reconciled to a comparable GAAP measure at the end of this release. Adjusted net income per share attributable to Tyson guidance is provided on a non-GAAP basis because certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. A further explanation of providing non-GAAP guidance is included at the end of this release.
First Nine Months Highlights

•	Record GAAP EPS of $6.72, up 81% from last year; Record Adjusted EPS of $4.58, up 18% from last year

•	GAAP operating income of $2,227 million, down 1% from last year; Record Adjusted operating income of $2,460 million up 4% from last year

•	Total Company GAAP operating margin of 7.4%; Adjusted operating margin of 8.2%

•	Strong operating cash flows of $1.9 billion, up 33% from last year

•	Realized $168 million of Financial Fitness Program cost savings
Third Quarter Highlights

•	GAAP EPS of $1.47, up 21% from last year; Adjusted EPS of $1.50, up 17% from last year

•	GAAP operating income of $802 million, up 15% from last year; Record third quarter Adjusted operating income of $816 million, up 8% from last year

•	Total Company GAAP operating margin of 8.0%; Adjusted operating margin of 8.1%

•	Record Beef segment operating income of $318 million

•	Realized $66 million of Financial Fitness Program cost savings
Tax Reform Impact

•
Lower enacted tax rates positively impacted the third quarter and nine months Adjusted EPS by $0.20 and $0.58, respectively, and we expect a fiscal 2018 benefit of approximately $0.77 on an adjusted basis

Guidance

•	As announced on July 30, 2018, we updated our Adjusted EPS guidance for fiscal 2018, including the benefit of lower enacted tax rates, to $5.70-$6.00

“We continued to grow our business in Q3, even with the headwinds we faced related to oversupply and pricing,” said Tom Hayes, Tyson Foods president and chief executive officer. “In this challenging environment, we delivered a solid quarter overall, growing earnings, operating income and margins.

“Our diverse portfolio continues to be a key advantage for us. Our Beef and Prepared Foods segments had a strong quarter, helping to balance the results in our Chicken and Pork segments, which faced stiff headwinds.

“We have a sound strategy and a solid foundation, which will continue to serve our business and shareholders well. We remain confident in our ability to create long-term value.”

SEGMENT RESULTS (in millions)

Sales
(for the third quarter and nine months ended June 30, 2018, and July 1, 2017)
	Third Quarter				Nine Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2018	2017	Change	Change	2018	2017	Change	Change
Beef	$3,993	$4,000	2.7%	(2.8)%	$11,560	$11,015	3.0%	1.9%
Pork	1,197	1,322	(2.1)%	(7.4)%	3,745	3,876	(1.9)%	(1.4)%
Chicken	2,973	2,870	(0.1)%	3.7%	8,929	8,374	3.1%	3.4%
Prepared Foods	2,132	1,944	2.7%	6.8%	6,571	5,590	8.4%	8.5%
Other	75	85	(20.0)%	8.7%	245	257	(10.1)%	5.8%
Intersegment Sales	(319)	(371)	n/a	n/a	(997)	(997)	n/a	n/a
Total	$10,051	$9,850	0.3%	1.8%	$30,053	$28,115	2.5%	4.3%

Operating Income (Loss)
(for the third quarter and nine months ended June 30, 2018, and July 1, 2017)
	Third Quarter				Nine Months Ended
			Operating Margin				Operating Margin
	2018	2017	2018	2017	2018	2017	2018	2017
Beef	$318	$147	8.0%	3.7%	$666	$572	5.8%	5.2%
Pork	67	136	5.6%	10.3%	285	524	7.6%	13.5%
Chicken	189	294	6.4%	10.2%	692	790	7.8%	9.4%
Prepared Foods	243	174	11.4%	9.0%	627	451	9.5%	8.1%
Other	(15)	(54)	n/a	n/a	(43)	(87)	n/a	n/a
Total	$802	$697	8.0%	7.1%	$2,227	$2,250	7.4%	8.0%
Note: On June 7, 2017, we acquired and consolidated AdvancePierre Foods Holdings, Inc. ("AdvancePierre"), a producer and distributor of value-added, convenient, ready-to-eat sandwiches, sandwich components and other entrées and snacks. AdvancePierre's results from operations subsequent to the acquisition closing are included in the Prepared Foods and Chicken segments.

Adjusted Segment Results (in millions)

Adjusted Operating Income (Loss) (Non-GAAP)
(for the third quarter and nine months ended June 30, 2018, and July 1, 2017)
	Third Quarter				Nine Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2018	2017	2018	2017	2018	2017	2018	2017
Beef	$319	$147	8.0%	3.7%	$696	$572	6.0%	5.2%
Pork	67	136	5.6%	10.3%	298	524	8.0%	13.5%
Chicken	196	298	6.6%	10.4%	765	794	8.6%	9.5%
Prepared Foods	249	195	11.7%	10.0%	744	524	11.3%	9.4%
Other	(15)	(20)	n/a	n/a	(43)	(53)	n/a	n/a
Total	$816	$756	8.1%	7.7%	$2,460	$2,361	8.2%	8.4%
Note: Adjusted operating income is a non-GAAP financial measure and is explained and reconciled to a comparable GAAP measure at the end of this release.

Adjusted operating income and adjusted operating margin are presented as supplementary measures in the evaluation of our business that are not required by, or presented in accordance with, GAAP. We use adjusted operating income and adjusted operating margin as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe adjusted operating income and adjusted operating margin are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income and adjusted operating margin. Further, we believe that adjusted operating income and adjusted operating margin are useful measures because they improve comparability of results of operations from period to period. Adjusted operating income and adjusted operating margin should not be considered as substitutes for operating income, operating margin or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income and adjusted operating margin may not be comparable to similarly titled measures reported by other companies.

Summary of Segment Results

•
Beef - Sales volume increased for the nine months and third quarter of fiscal 2018 due to improved availability of cattle supply, stronger demand for our beef products and increased exports. Average sales price decreased for the third quarter of fiscal 2018 due to increased availability of live cattle supply and lower livestock costs. Average sales price increased for the nine months of fiscal 2018 as demand for our beef products and strong exports outpaced the increase in live cattle supplies in the first six months of fiscal 2018, partially offset by lower livestock cost in the third quarter of fiscal 2018. Operating income for the nine months and third quarter of fiscal 2018 increased as we continued to maximize our revenues relative to live fed cattle costs, partially offset by increased labor and freight costs and one-time cash bonus to frontline employees of $27 million incurred in the second quarter of fiscal 2018.

•
Pork - Sales volume decreased for the nine months and third quarter of fiscal 2018 as a result of balancing our supply with customer demand during a period of margin compression. In the third quarter of fiscal 2018, average sales price decreased associated with lower livestock costs. For the nine months of fiscal 2018, average sales price was down slightly due to price decreases in the second and third quarters of fiscal 2018 associated with lower livestock costs. Operating income for the nine months and third quarter of fiscal 2018 decreased from the prior year record results, due to compressed pork margins caused by excess domestic availability of pork, higher labor and freight costs, and one-time cash bonus to frontline employees of $12 million incurred in the second quarter of fiscal 2018.

•
Chicken - Sales volume was up for the nine months of fiscal 2018 primarily from incremental volume from business acquisitions. Sales volume decreased slightly for the third quarter of fiscal 2018 due to sluggish demand for certain chicken products, partially offset by incremental volume from business acquisitions. Average sales price increased for the nine months and third quarter of fiscal 2018 due to sales mix changes and price increases associated with cost inflation. Operating income decreased for the nine months and third quarter of fiscal 2018 due to increased labor, freight and growout expenses, in addition to $89 million of higher feed ingredient costs and derivative losses in the third quarter of fiscal 2018, and $51 million of one-time cash bonus to frontline employees incurred in the second quarter of fiscal 2018. These decreases were partially offset for the nine months and third quarter of fiscal 2018 by Financial Fitness Program cost savings of $62 million and $25 million, respectively.

•
Prepared Foods - Sales volume increased for the nine months and third quarter of fiscal 2018 primarily from incremental volume from business acquisitions. Average sales price increased for the nine months and third quarter from higher input costs of $80 million for the nine months of fiscal 2018 and product mix which was positively impacted by business acquisitions. Operating income increased for the nine months and third quarter of fiscal 2018 due to $101 million and $39 million, respectively, of Financial Fitness Program cost savings, in addition to positive impacts from improved mix and incremental business acquisition results, partially offset by higher input and freight costs and one-time cash bonus to frontline employees of $19 million incurred in the second quarter of fiscal 2018. Additionally, operating income was impacted in the nine months of fiscal 2018 by a $79 million impairment, net of realized gain, related to the divestiture of non-protein businesses, and was impacted in the nine months of 2017 from $21 million of AdvancePierre purchase accounting and acquisition related costs and a $52 million impairment of our San Diego Prepared Foods operation.

Outlook
For fiscal 2019, USDA indicates domestic protein production (beef, pork, chicken and turkey) should increase approximately 2-3% from fiscal 2018 levels. As previously announced, in the fourth quarter of fiscal 2017, our Board of Directors approved a multi-year restructuring program (the “Financial Fitness Program”), that is expected to contribute to the Company’s overall strategy of financial fitness through increased operational effectiveness and overhead reduction. Through a combination of synergies from the integration of AdvancePierre and additional elimination of non-value added costs, the program is estimated to result in net savings in excess of $200 million in fiscal 2018, $400 million in fiscal 2019 including new savings of $200 million, and $600 million in fiscal 2020 including additional savings of $200 million. The majority of these savings, which are focused on supply chain, procurement, and overhead improvements, are expected to be realized in the Prepared Foods and Chicken segments. The following is a summary of the outlook for each of our segments, as well as an outlook for sales, capital expenditures, net interest expense, liquidity and tax rate for the remainder of fiscal 2018 and fiscal 2019.

Adjusted operating margin guidance is provided below on a non-GAAP basis. The Company is not able to reconcile its full-year fiscal 2018 adjusted operating margin guidance to its full-year fiscal 2018 projected GAAP operating margin guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort. Adjusted operating margin should not be considered a substitute for operating margin or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on the Company’s GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

•
Sale of Non-Protein Businesses – On April 24, 2017, we announced our intent to sell three non-protein businesses, Sara Lee® Frozen Bakery, Kettle and Van’s®. Additionally, in the first quarter of fiscal 2018, we made the decision to sell our pizza crust business. All of these non-protein businesses are part of our Prepared Foods segment and are being sold as part of our strategic focus on protein brands. We completed the sale of our Kettle business in the first quarter of fiscal 2018 and used the proceeds of $125 million to pay down debt. On July 30, 2018, subsequent to the completion of our third quarter of fiscal 2018, we completed the sale of our Sara Lee® Frozen Bakery and Van’s® businesses for $615 million. We expect to close on the sale of our pizza crust business in the fourth quarter of fiscal 2018.

•
Sales – We expect fiscal 2018 sales to grow approximately 6% to between $40-$41 billion which is attributed to incremental AdvancePierre sales of $1.1 billion, an increase in sales volume in our legacy businesses and an improvement in mix. For fiscal 2019, we expect sales to grow to $42 billion due to volume growth, mix and approximately $150 million from the impact of the Tecumseh Poultry, LLC and American Proteins, Inc. acquisitions net of divestitures noted above. The majority of the sales growth is expected to occur in our Chicken and Beef segments, as well as expected growth in our Prepared Foods segment after excluding the impact of the divestitures.

•
Beef – We expect industry fed cattle supplies to increase approximately 2% in fiscal 2019 as compared to fiscal 2018. We expect ample supplies in regions where we operate our plants. For fiscal 2018, we expect our Beef segment's adjusted operating margin to be above 6% with similar results in fiscal 2019.

•
Pork – We expect industry hog supplies to increase approximately 3% in fiscal 2019 as compared to fiscal 2018. For fiscal 2018, we expect our Pork segment's adjusted operating margin to be around 6% with similar results in fiscal 2019.

•
Chicken – AdvancePierre contributed $217 million of incremental revenue in the first nine months of fiscal 2018, or incremental $318 million in the first full year as part of our operation. We expect to capture Financial Fitness Program net savings of approximately $80 million in fiscal 2018, which is a combination of AdvancePierre net synergies and reduction of non-value added costs. Based on current futures prices, we expect an increase of approximately $80 million in feed ingredients in fiscal 2018 compared to fiscal 2017. USDA projects an increase in chicken production of approximately 2% in fiscal 2019 as compared to fiscal 2018. For fiscal 2018, we expect our Chicken segment's adjusted operating margins to be around 8%, with similar results for fiscal 2019.

•
Prepared Foods – AdvancePierre contributed $872 million of incremental revenue in the first nine months of fiscal 2018, or incremental $1.3 billion in the first full year as part of our operation. We expect to capture Financial Fitness Program net savings of approximately of $140 million in fiscal 2018, which is a combination of AdvancePierre net synergies and reduction of non-value added costs. We currently expect raw material costs to be flat in fiscal 2018 as compared to fiscal 2017. For fiscal 2018, we expect our Prepared Foods segment's adjusted operating margin to exceed 11%, with similar results in fiscal 2019.

•
Other – Other includes our foreign operations related to raising and processing live chickens in China, third-party merger and integration costs and corporate overhead related to Tyson New Ventures, LLC. We expect Other operating loss should be approximately $60 million in fiscal 2018.

•
Capital Expenditures – We expect capital expenditures to approximate $1.2 billion to $1.3 billion for fiscal 2018 and $1.6 billion for fiscal 2019. Capital expenditures will include spending for production growth, safety, animal well-being, infrastructure replacements and upgrades, and operational improvements that will result in production and labor efficiencies, yield improvements and sales channel flexibility.

•
Net Interest Expense – We expect net interest expense to approximate $345 million for fiscal 2018 and 2019, which includes assumptions regarding the timing and net proceeds from the divestiture of our pizza crust business and the closing of the American Proteins, Inc. acquisition.

•	Liquidity – We expect total liquidity of $1.0 billion or more while total liquidity at June 30, 2018 was slightly below $1.0 billion.

•
Tax Rate – On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act. While we continue to assess the impact of this legislation on our business and consolidated financial statements, the legislation reduced the U.S. corporate tax rate from the current rate of 35% to 21%. We expect our adjusted effective tax rate to approximate 24% in both fiscal 2018 and fiscal 2019.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Sales	$10,051	$9,850	$30,053	$28,115
Cost of Sales	8,745	8,648	26,276	24,383
Gross Profit	1,306	1,202	3,777	3,732

Selling, General and Administrative	504	505	1,550	1,482
Operating Income	802	697	2,227	2,250
Other (Income) Expense:
Interest income	(2)	(2)	(6)	(5)
Interest expense	89	71	263	185
Other, net	(8)	11	(18)	22
Total Other (Income) Expense	79	80	239	202
Income before Income Taxes	723	617	1,988	2,048
Income Tax Expense (Benefit)	181	169	(502)	665
Net Income	542	448	2,490	1,383
Less: Net Income Attributable to Noncontrolling Interests	1	1	3	3
Net Income Attributable to Tyson	$541	$447	$2,487	$1,380
Weighted Average Shares Outstanding:
Class A Basic	295	296	296	296
Class B Basic	70	70	70	70
Diluted	369	370	370	371
Net Income Per Share Attributable to Tyson:
Class A Basic	$1.52	$1.24	$6.94	$3.84
Class B Basic	$1.37	$1.12	$6.24	$3.47
Diluted	$1.47	$1.21	$6.72	$3.72
Dividends Declared Per Share:
Class A	$0.300	$0.225	$0.975	$0.750
Class B	$0.270	$0.203	$0.878	$0.675

Sales Growth	2.0%		6.9%
Margins: (Percent of Sales)
Gross Profit	13.0%	12.2%	12.6%	13.3%
Operating Income	8.0%	7.1%	7.4%	8.0%
Net Income Attributable to Tyson	5.4%	4.5%	8.3%	4.9%
Effective Tax Rate	25.0%	27.4%	-25.3%	32.5%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2018	September 30, 2017
Assets
Current Assets:
Cash and cash equivalents	$170	$318
Accounts receivable, net	1,684	1,675
Inventories	3,378	3,239
Other current assets	196	219
Assets held for sale	649	807
Total Current Assets	6,077	6,258
Net Property, Plant and Equipment	5,925	5,568
Goodwill	9,498	9,324
Intangible Assets, net	6,405	6,243
Other Assets	733	673
Total Assets	$28,638	$28,066

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$1,308	$906
Accounts payable	1,546	1,698
Other current liabilities	1,251	1,424
Liabilities held for sale	7	4
Total Current Liabilities	4,112	4,032
Long-Term Debt	8,852	9,297
Deferred Income Taxes	2,050	2,979
Other Liabilities	1,187	1,199

Total Tyson Shareholders’ Equity	12,426	10,541
Noncontrolling Interests	11	18
Total Shareholders’ Equity	12,437	10,559

Total Liabilities and Shareholders’ Equity	$28,638	$28,066

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	June 30, 2018	July 1, 2017
Cash Flows From Operating Activities:
Net income	$2,490	$1,383
Depreciation and amortization	697	543
Deferred income taxes	(920)	(25)
Other, net	160	106
Net changes in operating assets and liabilities	(503)	(558)
Cash Provided by Operating Activities	1,924	1,449

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(887)	(782)
Purchases of marketable securities	(28)	(47)
Proceeds from sale of marketable securities	27	45
Acquisitions, net of cash acquired	(608)	(3,081)
Proceeds from sale of business	125	—
Other, net	(52)	(2)
Cash Used for Investing Activities	(1,423)	(3,867)

Cash Flows From Financing Activities:
Payments on debt	(554)	(1,557)
Proceeds from issuance of long-term debt	250	4,545
Borrowings on revolving credit facility	1,755	1,750
Payments on revolving credit facility	(1,725)	(2,050)
Proceeds from issuance of commercial paper	16,549	4,043
Repayments of commercial paper	(16,327)	(3,353)
Payment of AdvancePierre TRA liability	—	(223)
Purchases of Tyson Class A common stock	(367)	(768)
Dividends	(324)	(238)
Stock options exercised	97	128
Other, net	(1)	22
Cash (Used for) Provided by Financing Activities	(647)	2,299
Effect of Exchange Rate Changes on Cash	(2)	1
Decrease in Cash and Cash Equivalents	(148)	(118)
Cash and Cash Equivalents at Beginning of Year	318	349
Cash and Cash Equivalents at End of Period	$170	$231

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Nine Months Ended		Fiscal Year Ended	Twelve Months Ended
	June 30, 2018	July 1, 2017	September 30, 2017	June 30, 2018

Net income	$2,490	$1,383	$1,778	$2,885
Less: Interest income	(6)	(5)	(7)	(8)
Add: Interest expense	263	185	279	357
Add: Income tax expense (benefit)	(502)	665	850	(317)
Add: Depreciation	537	474	642	705
Add: Amortization (a)	153	63	106	196
EBITDA	$2,935	$2,765	$3,648	$3,818

Adjustments to EBITDA:
Add: One-time cash bonus to frontline employees	$109	$—	$—	$109
Add: AdvancePierre purchase accounting and acquisition related costs (b)	—	77	103	26
Add: Impairments net of realized gain associated with the divestiture of non-protein businesses (c)	79	—	45	124
Add: Restructuring and related charges	45	—	150	195
Add: San Diego Prepared Foods operation impairment	—	52	52	—
Total Adjusted EBITDA	$3,168	$2,894	$3,998	$4,272

Pro forma Adjustments to EBITDA:
Add: AdvancePierre adjusted EBITDA (prior to acquisition) (d)			$193	n/a
Total Pro forma adjusted EBITDA			$4,191	$4,272

Total gross debt			$10,203	$10,160
Less: Cash and cash equivalents			(318)	(170)
Less: Short-term investments			(3)	(4)
Total net debt			$9,882	$9,986

Ratio Calculations:
Gross debt/EBITDA			2.8x	2.7x
Net debt/EBITDA			2.7x	2.6x

Gross debt/Adjusted EBITDA			2.6x	2.4x
Net debt/Adjusted EBITDA			2.5x	2.3x

Gross debt/Pro forma Adjusted EBITDA			2.4x	2.4x
Net debt/Pro forma Adjusted EBITDA			2.4x	2.3x

(a)
Excludes the amortization of debt issuance and debt discount expense of $7 million and $6 million for the nine months ended June 30, 2018, and July 1, 2017, respectively, $13 million for the fiscal year ended September 30, 2017, and $14 million for the twelve months ended June 30, 2018, as it is included in interest expense.

(b)
AdvancePierre acquisition and integration costs for the fiscal year 2017 includes $36 million of purchase accounting adjustments, $49 million acquisition related costs and $18 million of acquisition bridge financing fees. The adjustment for the nine months ended July 1, 2017 includes $24 million of purchase accounting adjustments, $35 million acquisition related costs and $18 million of acquisition bridge financing fees. For the twelve months ending June 30, 2018, includes $12 million of purchase accounting adjustments and $14 million acquisition related costs.

(c)
For the fiscal year ended September 30, 2017, includes an impairment related to the expected sale of a non-protein business of $45 million in fiscal 2017. The adjustment for the nine months ended June 30, 2018 includes $101 million impairments related to the expected sale of a non-protein business net of a $22 million realized pretax gain associated with the sale of a non-protein business. For the twelve months ended June 30, 2018 includes impairments related to the expected sale of non-protein businesses of $146 million net of $22 million realized pretax gain from the sale of a non-protein business.

(d)
Represents AdvancePierre's pre-acquisition Adjusted EBITDA, for the approximate eight months ended prior to the June 7, 2017, closing of the acquisition. This amount was added to our Adjusted EBITDA for the fiscal year ended September 30, 2017, in order for Net debt to Adjusted EBITDA to include a full twelve months of AdvancePierre results on a pro forma basis for the fiscal year ended September 30, 2017. The pro forma adjusted EBITDA was derived from AdvancePierre’s EBITDA from its historical unaudited financial statements for the three months ended December 31, 2016, and April 1, 2017, as filed with the Securities and Exchange Commission, as well as AdvancePierre management unaudited financial information for the period from April 2, 2017, through the June 7, 2017, closing of the acquisition. The amount was adjusted to remove the impact of its merger, acquisition and public filing expenses as well as related expenses including consultant fees, accelerated stock-based compensation and other deal costs. We believe this pro forma presentation is useful and helps management, investors, and rating agencies enhance their understanding of our financial performance and to better highlight future financial trends on a comparable basis with AdvancePierre results included for the periods presented given the significance of the acquisition to our overall results.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (Adjusted EBITDA and Pro forma Adjusted EBITDA) represents the ratio of our debt, net of cash and short-term investments, to EBITDA (and to Adjusted EBITDA and Pro forma Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA (and to Pro forma Adjusted EBITDA) are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.
We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA and Pro forma Adjusted EBITDA) may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA and Pro forma Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Third Quarter				Nine Months Ended
	Pretax Impact		EPS Impact		Pretax Impact		EPS Impact
	2018	2017	2018	2017	2018	2017	2018	2017

Reported net income per share attributable to Tyson			$1.47	$1.21			$6.72	$3.72

Add: One-time cash bonus to frontline employees	$—	$—	—	—	$109	$—	0.22	—

Add: Restructuring and related charges	$14	$—	0.03	—	$45	$—	0.09	—

Add: Impairment net of a realized gain associated with the divestiture of non-protein businesses (a)	$—	$—	—	—	$79	$—	0.26	—

Add: San Diego Prepared Foods operation impairment	$—	$—	—	—	$—	$52	—	0.09

Add: AdvancePierre purchase accounting and acquisition related costs (b)	$—	$77	—	0.14	$—	$77	—	0.14

Less: Tax benefit from remeasurement of net deferred tax liabilities at lower enacted tax rates	$—	$—	—	—	$—	$—	(2.71)	—

Less: Tax benefit related to expected sale of a non-protein business	$—	$—	—	(0.07)	$—	$—	—	(0.07)

Adjusted net income per share attributable to Tyson			$1.50	$1.28			$4.58	$3.88
(a) EPS impact for the nine months of fiscal 2018 includes $101 million of impairments related to the expected sale of a non-protein business net of a $22 million realized pretax gain associated with the sale of a non-protein business, which combined on an after-tax basis resulted in a $0.26 impact to EPS.
(b) AdvancePierre purchase accounting and acquisition related costs includes a $24 million purchase accounting adjustment for the fair value step-up of inventory, $35 million of acquisition related costs and $18 million of acquisition bridge financing fees.

Adjusted net income per share attributable to Tyson (Adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use Adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe Adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS. Further, we believe that Adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

Adjusted EPS guidance is provided on a non-GAAP basis. The Company is not able to reconcile its full-year fiscal 2018 Adjusted EPS guidance to its full-year fiscal 2018 projected GAAP EPS guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the Third quarter ended June 30, 2018)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$318	$67	$189	$243	$(15)	$802
Add: Restructuring and related charges	1	—	7	6	—	14
Adjusted operating income (loss)	$319	$67	$196	$249	$(15)	$816

Adjusted Operating Income (Loss)
(for the Third quarter ended July 1, 2017)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$147	$136	$294	$174	$(54)	$697
Add: AdvancePierre purchase accounting and acquisition related costs (a)	—	—	4	21	34	59
Adjusted operating income (loss)	$147	$136	$298	$195	$(20)	$756

Adjusted Operating Income (Loss)
(for the Nine months ended June 30, 2018)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$666	$285	$692	$627	$(43)	$2,227
Add: One-time cash bonus to frontline employees	27	12	51	19	—	109
Add: Restructuring and related charges	3	1	22	19	—	45
Add: Impairment net of a realized gain associated with the divestiture of non-protein businesses (b)	—	—	—	79	—	79
Adjusted operating income (loss)	$696	$298	$765	$744	$(43)	$2,460

Adjusted Operating Income (Loss)
(for the Nine months ended July 1, 2017)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$572	$524	$790	$451	$(87)	$2,250
Add: AdvancePierre purchase accounting and acquisition related costs (a)	—	—	4	21	34	59
Add: San Diego Prepared Foods operation impairment	—	—	—	52	—	52
Adjusted operating income (loss)	$572	$524	$794	$524	$(53)	$2,361
(a) AdvancePierre purchase accounting and acquisition related costs impacting operating income includes $24 million purchase adjustment for the fair value step-up of inventory and $35 million of acquisition related costs.
(b) Operating income impact for the nine months of fiscal 2018 includes $101 million of impairments related to the expected sale of a non-protein business net of a $22 million realized pretax gain associated with the sale of a non-protein business.

Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

Tyson Foods Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company had 122,000 team members at September 30, 2017. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, August 6, 2018. Participants may pre-register for the call at http://dpregister.com/10122639. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call has started. Those without internet access or who are unable to pre-register may dial-in by calling toll free 1-844-890-1795 or international toll 1-412-717-9589.

A live webcast, including slides, will be available on the Tyson Foods Investor Relations website at http://ir.tyson.com. The webcast also can be accessed by using the direct link https://event.on24.com/wcc/r/1772323/644C0C84C34F5D18690D86122F0D286D. A replay of the call will be available until September 6, 2018, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 10122639. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

To download TSN’s free investor relations app, which offers access to SEC filings, news releases, transcripts, webcasts and presentations, please visit the App Store or
https://itunes.apple.com/us/app/tyson-foods-investor-relations/id924277754?ls=1&mt=8 for iPhone, and iPad or Google Play for Android mobile devices at https://play.google.com/store/apps/details?id=com.theirapp.tyson.
Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, including but not limited to statements relating to expected performance, statements appearing in the “Outlook” section and statements relating to adjusted EPS guidance and synergies estimates. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (iv) the integration of AdvancePierre Foods Holdings, Inc.; (v) the effectiveness of our financial fitness program; (vi) the implementation of an enterprise resource planning system; (vii) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) effectiveness of advertising and marketing programs; (xii) our ability to leverage brand value propositions; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) impairment in the carrying value of our goodwill or indefinite life intangible assets; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) adverse results from litigation; (xvii) cyber incidents, security breaches or other disruptions of our information technology systems; (xviii) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xix) risks associated with our commodity purchasing activities; (xx) the effect of, or changes in, general economic conditions; (xxi) significant marketing plan changes by large customers or loss of one or more large customers; (xxii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xxiii) failure to maximize or assert our intellectual property rights; (xxiv) our participation in a multiemployer pension plan; (xxv) the Tyson Limited Partnership’s ability to exercise significant control over the Company; (xxvi) effects related to changes in tax rates, valuation of deferred tax assets and liabilities, or tax laws and their interpretation; (xxvii) volatility in capital markets or interest rates; and (xxviii) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended September 30, 2017.

Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235